EXHIBIT 21

                    Subsidiaries of Registrant




Subsidiary                         Jurisdiction of Organization

Immucor GmbH                       Federal Republic of Germany

Immucor Italia Srl                 Italy

Immucor Portugal, Lda.             Portugal

Immucor, S.L.                      Spain

     The Company owns 100% of the outstanding stock of each of the above.